UNITED STATES OF AMERICA
BEFORE THE
SECURITIES AND EXCHANGE COMMISSION
INVESTMENT COMPANY ACT OF 1940
Release No. 30614/July 24, 2013
____________________________________
In the Matter of

SALIENT ALTERNATIVE STRATEGIES FUND
c/o Salient Advisors, L.P.
4265 San Felipe Rd., Suite 800
Houston, TX 77027

(811-22388)

ORDER UNDER SECTION 8(f) OF THE INVESTMENT
COMPANY ACT OF 1940 DECLARING THAT APPLICANT
HAS CEASED TO BE AN INVESTMENT COMPANY

Salient Alternative Strategies Fund filed an application on May
21, 2013, requesting an order under section 8(f) of the Act declaring that it has ceased to be an investment company.

On June 28, 2013, a notice of filing of the application was issued (Investment Company Act Release No. 30585). The notice gave interested persons an opportunity to request a hearing and stated that an order disposing of the application would be issued unless a hearing was ordered. No request for a hearing has been filed, and the Commission has not ordered a hearing.

The matter has been considered and it is found, on the basis of the information set forth in the application, that applicant has ceased to be an investment company. Accordingly,

IT IS ORDERED, under section 8(f) of the Act, that applicants registration under the Act shall forthwith cease to be in effect.

For the Commission, by the Division of Investment
Management, under delegated authority.

Kevin M. O Neill
Deputy Secretary